BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Material Fact

BRF S.A. ("BRF" ou "Companhia") (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358, of January 3, 2002, in continuity with the Material Fact from August 31 2017, hereby informs to the public that its Board of Directors, in a meeting held today, has appointed Mr. José Aurélio Drummond Jr. as the substitute of Mr. Pedro de Andrade Faria in the Global Chief Executive Officer position.

Mr. Pedro de Andrade Faria will remain in charge as Global Chief Executive Officer (“CEO”) until Mr. José Aurélio Drummond Jr. takes office, within the terms of article 149, §1º, of Brazilian Corporation Law.

During his professional path, Mr. José Aurélio Drummond Jr., engeneer graduated by FEI, served as executive of Whirlpool, Alcoa and Eneva companies.

BRF thanks Mr. Pedro de Andrade Faria for the work done over all the period he held the position as Global Chief Executive Officer.

          São Paulo, November 22, 2017

Lorival Nogueira Luz Jr.

Financial and Investor Relations Officer